UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MARRONE BIO INNOVATIONS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MARRONE BIO INNOVATIONS, INC.

2121 Second St. Suite A-107

Davis, CA 95618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 29, 2014

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Marrone Bio Innovations, Inc., a Delaware corporation. The meeting will be held on May 29, 2014 at 9:00 a.m. pacific daylight time at the Hyatt Place UC Davis located at 173 Old Davis Road Extension, Davis, CA 95616.

Proposals to be considered at the annual meeting:

1.	Election of our board’s two nominees for Class I directors to serve for the ensuing three years and until their successors are elected.

2.	Ratification of the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the annual meeting is April 17, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote via the Internet or by returning the enclosed proxy card. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors

Pamela G. Marrone

Chief Executive Officer

Davis, California

April 25, 2014

2014 ANNUAL MEETING OF STOCKHOLDERS NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT TABLE OF CONTENTS

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2121 Second St. Suite A-107

Davis, CA 95618

PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these proxy materials being made available?

We are providing you with these proxy materials because the board of directors of Marrone Bio Innovations, Inc. (which we refer to in this proxy statement as MBI, the Company, we, or us) is soliciting your proxy to vote at the annual meeting. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply vote your shares by proxy via the Internet or by completing, signing and returning the enclosed proxy card.

How do I attend the annual meeting?

The meeting will be held on May 29, 2014 at 9:00 a.m. pacific daylight time at Hyatt Place UC Davis located at 173 Old Davis Road Extension, Davis, CA 95616.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 17, 2014 will be entitled to vote at the annual meeting. On the record date, there were 19,740,341 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 17, 2014, your shares of our common stock were registered directly with American Stock Transfer and Trust Company, LLC, our transfer agent for our common stock, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your proxy on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote your proxy via the Internet or by returning the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 17, 2014, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote and for which we are soliciting your proxy:

1.	Election of our board’s two nominees for Class I directors.

2.	Ratification of the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee(s) you specify. For the proposal regarding ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, you may vote “For” or “Against” the proposal or abstain from voting.

How do I vote?

The procedures for voting are as follows:

Voting via the Internet

•	You can vote your shares via the Internet by following the instructions in the enclosed proxy card. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card.

Voting by Mail

•	You can vote your shares by mail by returning the enclosed proxy card per the instructions on the card.

What if I return a proxy card or otherwise complete a ballot or give voting instructions but do not make specific choices?

If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted, as applicable, “For” the election of two nominees for director, and “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014. The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using her best judgment.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notice and vote your shares for each name or account to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date;

•	You may grant a subsequent proxy through our Internet voting site;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 2121 Second St. Suite A-107, Davis, California 95618; or

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Please remember, as mentioned above, if you are a beneficial owner of shares you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent that holds your shares in street name.

If your shares are held by your broker, bank or another agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal or nominee as a director must be submitted in writing between February 8, 2015 and March 9, 2014 to our Corporate Secretary at 2121 Second St. Suite A-107, Davis, California 95618. If you wish to submit a proposal that is not to be included in next year’s proxy materials, you must do so by December 26, 2014. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What are broker non-votes? How do I vote if I hold my shares in street name?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to routine “discretionary” items, but not with respect to “non-discretionary” items under the rules of the New York Stock Exchange, or NYSE, on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules, elections of directors are considered to be non-routine and, therefore, brokers and other nominees will not be able to vote in the election of directors unless they receive instructions from the beneficial owners of the shares.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes and any broker non-votes for the election of directors. Broker non-votes will not count for or against any nominees.

With respect to the ratification of Ernst & Young, the inspector of election will separately count “For” and “Against” votes. Abstentions will be counted towards the vote total for the proposal, and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for the proposal.

How many votes are needed to approve each of the proposals?

•	Proposal 1—Election of our two nominees for Class I directors. The two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•	Proposal 2—Ratification of the selection by the audit committee of our board of directors of Ernst & Young LLP as the independent registered public accounting firm of Marrone Bio Innovations for our fiscal year ending December 31, 2014. This proposal must receive a “For” vote from the holders of a majority of the voting power present and entitled to vote either in person or by proxy on the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting there are present in person or represented by proxy the holders of outstanding shares of common stock entitled to cast a majority of the votes that could be cast by all outstanding shares of common stock. On the record date, there were 19,740,341 shares of common stock outstanding, all of which are entitled to vote. Thus, holders of shares representing at least 9,870,171 votes must be present in person or represented by proxy at the meeting to have a quorum.

Shares that are voted in person or by proxy are treated as being present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes will also be counted for purposes of calculating whether a quorum is present at the annual meeting. If there is no quorum, the holders of shares representing a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes do I have?

On each matter to be voted upon, for holders of our common stock, you have one vote for each share of common stock you owned as of April 17, 2014.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL ONE

ELECTION OF CLASS I DIRECTORS

Pursuant to our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. The total number of authorized directors on our board of directors immediately preceding the 2014 annual meeting has been fixed at seven by a resolution of our board of directors, and two directors will serve as Class I directors whose terms will expire at the annual meeting of stockholders to be held in 2017.

There are two nominees for Class I director at this annual meeting, Les Lyman and Dr. Pamela G. Marrone. Stockholders cannot submit proxies voting for a greater number of persons than the two nominees named in this Proposal One. Each director to be elected will hold office until the annual meeting of stockholders held in 2017 and until his successor is elected or until the director’s death, resignation or removal. Each nominee is currently a director of Marrone Bio Innovations and has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

Required Vote

The two nominees receiving the highest number of “FOR” votes shall be elected as Class I directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee proposed by our board of directors and the nominating and corporate governance committee. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on elections of directors unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to the two nominees in this Proposal One if you want your broker to vote your shares on the matter. Otherwise, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.

Recommendation

The board of directors recommends a vote FOR each nominee named in Proposal One.

INFORMATION REGARDING OUR NOMINEES AND DIRECTORS

The following table sets forth information as of April 15, 2014 with respect to the nominees for election as Class I directors of our board.

Class I Director Nominees

Name	Age	Position
Pamela G. Marrone, Ph.D.(1)	57	Director, President and Chief Executive Officer
Les Lyman(2)	67	Director and Member of the Nominating and Corporate Governance Committee

Continuing Directors

Name	Age	Class(3)	Position
Elin Miller	54	III	Director, Chairperson of the Board, and Chairperson of the Nominating and Corporate Governance Committee
Pamela Contag, Ph.D.	56	III	Director and Member of Compensation Committee
Timothy Fogarty	53	II	Director and Member of Audit Committee
Richard Rominger	86	II	Director and Member of the Compensation Committee and the Nominating and Corporate Governance Committee
Shaugn Stanley	54	II	Director, Chairperson of the Audit Committee and Member of the Nominating and Corporate Governance Committee

(1)	Dr. Marrone is currently a Class III director, but will be re-designated as a Class I director in connection with the annual meeting of our stockholders to be held on May 29, 2014.
(2)	Mr. Lyman is currently a Class II director, but will be re-designated as a Class I director in connection with the annual meeting of our stockholders to be held on May 29, 2014.
(3)	The terms of Class II directors will expire at the 2015 annual meeting. The terms of Class III directors will expire at the 2016 annual meeting.

Nominees for Class I Directors

Pamela G. Marrone, Ph.D. is our founder and has served as our President and Chief Executive Officer and has been a member of our board of directors since our inception in 2006. Prior to founding the Company, in 1995 Dr. Marrone founded AgraQuest, Inc. (acquired by Bayer), where she served as Chief Executive Officer until May 2004 and as President or Chairman from such time until March 2006, and where she led teams that discovered and commercialized several bio-based pest management products. She served as founding President and business unit head for Entotech, Inc., a biopesticide subsidiary of Denmark-based Novo Nordisk A/S (acquired by Abbott Laboratories), from 1990 to 1995, and held various positions at the Monsanto Company from 1983 until 1990, where she led the Insect Biology Group, which was involved in pioneering projects in transgenic crops, natural products and microbial pesticides. Dr. Marrone is an author of over a dozen invited publications, is in demand as a speaker and has served on the boards and advisory councils of numerous professional and academic organizations. In 2013, Dr. Marrone was named the Sacramento region’s “Executive of the Year” by the Sacramento Business Journal and “Cleantech Innovator of the Year” by the Sacramento Area Regional Technology Alliance. Dr. Marrone earned a B.S. in Entomology from Cornell University and a Ph.D. in Entomology from North Carolina State University. We believe Dr. Marrone’s qualifications to sit on our board of directors include the fact that, as our founder, Dr. Marrone is uniquely familiar with the business, structure, culture and history of our company and that she also brings to the board of directors considerable expertise based on her management and technical and commercialization experience in the biopesticide industry.

Les Lyman has served on our board of directors since October 2013. Mr. Lyman is the Chairman of each of The Lyman Group, Inc. and The Tremont Group, Inc., independent agricultural retail companies with 15 locations in northern California. Under his leadership, the organizations have grown to become among the largest independent agricultural retailers in the nation. The organizations were honored with the Agricultural Retailers Associations’ 2011 Retailer of the Year Award and were awarded the Environmental Respect Award in 1996 and 2010 for excellence in environmental stewardship. Mr. Lyman has also directed the founding of Blue Creek Sustainable LLC, MVP Consolidated, FS3, Inland Terminal, and Mar Vista Resources. He is currently Chairman of the Board of Integrated Agribusiness Professionals, and a past board member of the Western Agricultural Chemicals Association, California Fertilizer Association, and the Agricultural Retailers Association. Mr. Lyman holds a degree in Agricultural Business Management from California Polytechnic State University, San Luis Obispo. We believe Mr. Lyman’s qualifications to sit on our board of directors include his experience with acquisitions, his extensive experience in building and leading agricultural retail businesses and his overall understanding of the agricultural market, competitors in the market and growers’ needs.

Continuing Directors

Elin D. Miller has served on our board of directors since 2011 and was appointed the Chair of our board in 2013. Ms. Miller is the Principal of Elin Miller Consulting, LLC and she also currently serves on the board of directors of Vestaron Corporation, a venture-backed agricultural biotechnology firm. Appointed by the President of the United States, Ms. Miller assumed regional management of the U.S. Environmental Protection Agency (EPA) in the Pacific Northwest from 2006 to 2009. Prior to serving at the EPA, Ms. Miller led Arysta Lifescience Corporation as President and Chief Executive Officer of North America and Australasia from 2004 to 2006. Ms. Miller also served in various positions at Dow Agroscienses/Dow Chemical from 1996 to 2004, including Vice President of Pest Management, Vice President of Asia Pacific, and Global Vice President of Public Affairs. Ms. Miller’s career also includes directing the California Department of Conservation and serving as Chief Deputy Director of the Department of Pesticide Regulation at the California Environmental Protection Agency. Ms. Miller earned a B.S. in Agronomy and Plant Protection from the University of Arizona and is a graduate of INSEAD’s Advanced Management Program. We believe Ms. Miller’s qualifications to sit on our board of directors include her years of regulatory experience and her perspective gained in management of companies in the life sciences, pesticide and agricultural industries.

Pamela Contag, Ph.D. has served on our board of directors since October 2013. Dr. Contag has served as the Chief Executive Officer of Cygnet Bio Inc., a private company active in the discovery and adaptation of natural products to applications in healthcare, energy, and food, since its founding in 2009. From 1995 to 2006 she was Founder, President and Chief Executive Officer of Xenogen, which she took public. Dr. Contag also founded Cobalt Technologies in 2006, where she served as Chief Executive Officer until 2009. Dr. Contag has been named one of the “Top 25 Women in Small Business” by Fortune magazine, and in 2010, she was honored with Astia’s “Cleantech Innovator of the Year” award for her contributions at Cygnet. Dr. Contag has held board positions in the public, private, and not-for-profit sectors and also consults in biotechnology for academics and industry. She is widely published in the field of microbiology and optical imaging, and has over 35 patents in biotechnology. Dr. Contag received her Ph.D. in Microbiology and Immunology at the University of Minnesota Medical School and completed postdoctoral work at Stanford University School of Medicine, specializing in Host-Pathogen Interactions. We believe Dr. Contag’s qualifications to sit on our board of directors include her experience as a biotechnology entrepreneur, her experience as a chief executive officer in taking a company public and her keen understanding of new technology.

Timothy Fogarty has served on our board of directors since 2010. As the Chief Financial Officer and a Partner of The Contrarian Group, Inc., a private equity fund where he has worked since May 2006, Mr. Fogarty is also currently on the boards of TeachTown, Amanzi and Bellwether Marine Acquisition Corporation. From December 2003 to March 2006, Mr. Fogarty worked for Cypress Reinsurance, a startup Bermuda reinsurer, as President and Chief Operating Officer. Mr. Fogarty is a Certified Public Accountant in good standing in California and earned a B.S. in Accounting from California State Polytechnic University, Pomona. We believe

Mr. Fogarty’s qualifications to sit on our board of directors include his extensive experience in investment management and accounting and his perspective gained as a board member of various early-stage companies.

Richard Rominger has served on our board since our inception in 2006 and was Chair of our board from 2008 to 2013. Mr. Rominger is a fourth generation Yolo County, California farmer and is active in farm organizations and cooperatives. Mr. Rominger served as Director (Secretary) of the California Department of Food and Agriculture from 1977 to 1982 and was the Deputy Secretary at the U. S. Department of Agriculture in Washington, DC from 1993 to 2001. Mr. Rominger has served as a production agriculture advisor at University of California, Davis, University of California, Riverside, California State University, Fresno and California Polytechnic State University, San Luis Obispo. He continues to serve on the advisory committee of the Agricultural Sustainability Institute at University of California, Davis and as a special advisor to the Chancellor at University of California, Davis. He is a member of the University of California President’s Advisory Commission on Agriculture and Natural Resources and the California Roundtable on Agriculture and the Environment and serves on the board of directors of Oryzatech, Inc., a plant based building material company. Mr. Rominger earned a B.S. in Plant Science from University of California, Davis and graduated summa cum laude. We believe Mr. Rominger’s qualifications to sit on our board of directors include his years of government experience and his perspective gained as a leader in keeping American agriculture healthy and sustainable.

Shaugn Stanley has served on our board of directors since 2012. Mr. Stanley currently serves as Senior Managing Director at Stifel Financial Inc., which in 2010 purchased Thomas Weisel Partners, an investment firm that Mr. Stanley co-founded in 1998 and at which Mr. Stanley served in a number of senior positions, including Chief Financial Officer, Chief Administrative Officer and Director of Private Client Services. Prior to that, from 1997 to 1998, Mr. Stanley served as Chief Financial Officer for Montgomery Securities and in various executive financial roles at Fidelity Investments Brokerage Group from 1991 to 1997. Mr. Stanley earned a B.B.A. in Accounting from Stephen F. Austin State University and is a Certified Public Accountant. We believe Mr. Stanley’s qualifications to sit on our board of directors include his extensive experience in financial services and his expertise and experience in corporate accounting and financial reporting processes.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors and Leadership Structure

Our board of directors currently consists of ten members.

In accordance with our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors has been divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our current directors have been divided among the three classes as follows:

•	The Class I directors are Ranjeet Bhatia, Lawrence Hough and Joseph Hudson and their terms will expire at the next annual general meeting of stockholders to be held on May 29, 2014;

•	The Class II directors are Timothy Fogarty, Les Lyman, Richard Rominger and Shaugn Stanley and their terms will expire at the annual general meeting of stockholders to be held in 2015; and

•	The Class III directors are Dr. Pamela Contag, Elin Miller and Dr. Pamela G. Marrone and their terms will expire at the annual general meeting of stockholders to be held in 2016.

In connection with the annual meeting of our stockholders to be held on May 29, 2014, we intend to re-designate Mr. Lyman and Dr. Marrone as Class I directors and reduce the size of our board to seven. Thereafter, we will have two authorized Class I directors, three Class II directors and two Class III directors.

The board currently separates the role of Chairman and Chief Executive Officer, with Ms. Marrone serving as Chief Executive Officer and Ms. Miller serving as Chairman. The board believes that separating these two roles promotes balance between the board’s independent authority to oversee our business and the Chief Executive Officer and our management team, which manages the business on a day-to-day basis. The current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus her time and energies on operating and managing the Company and leverages the experience and perspectives of the Chairman.

While the board has not appointed a lead independent director, the board maintains effective independent oversight through a number of governance practices, including our strong committee system, open and direct communication with management, input on meeting agendas, and regular executive sessions.

In addition, the board has established the following procedures for selecting the presiding director during the executive sessions of the board. The presiding director will be (i) the Chairman of the board or (ii) another director appointed by the independent directors. In fiscal year 2013, Ms. Miller, our Chairman, presided at each of the executive sessions of our board.

Director Independence

The rules of Nasdaq generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act) and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3 and Rule 10C-1, a committee member may not, other than in his or her capacity as a member of the board of directors or any board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Our board of directors has also reviewed whether the directors that comprise our audit committee and compensation committee satisfy the independence standards for those committees established by the applicable SEC rules and Nasdaq rules. In making this determination, our board of directors has considered the relationships that each of these non-employee directors has with our company and all other facts and circumstances our board of directors deem relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. Based on this determination, the board of directors determined that each of its non-employee members was independent except for Les Lyman.

Role of the Board in Risk Oversight

The board of directors is actively involved the oversight of our risk management process. The board does not have a standing risk management committee, but administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking and our board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.

The full board, or the appropriate committee, receives reports on risks facing our company from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our board’s leadership structure supports effective risk management because it allows the independent directors on our committees to exercise oversight over management.

Board Meetings

During the fiscal year ended December 31, 2013, the board held twenty-three (23) meetings. Each of our incumbent directors attended more than seventy-five percent of the meetings of the board and of the committees on which the director served that were held during the last fiscal year. Board members are expected to regularly attend all meetings of the Board and committees on which they serve. Our independent directors held an executive session in conjunction with each in-person board meeting since the closing of our IPO in August 2013.

Contacting the Board of Directors

Any stockholder who desires to contact our board, committees of the board and individual directors may do so by writing to: Marrone Bio Innovations, Inc., 2121 Second St. Suite A-107, Davis, California 95618 Attention: Linda Moore, General Counsel. Ms. Moore will direct such communication to the appropriate persons.

Committees of the Board

In fiscal year 2013, our board of directors had three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of our committees are below.

Audit Committee

Our audit committee is currently comprised of Mr. Bhatia, Mr. Fogarty, Mr. Hough and Mr. Stanley, each of whom is a non-employee member of our board of directors. Mr. Stanley is our audit committee chair and is our audit committee financial expert, as currently defined under the SEC rules. Our board of directors has determined that each of Mr. Bhatia, Mr. Fogarty, Mr. Hough and Mr. Stanley is independent within the meaning of the applicable SEC rules and the listing standards of NASDAQ. Following our annual meeting to be held on May 29, 2014, Mr. Bhatia and Mr. Hough will no longer be serving on our audit committee. Our board will consider additional members to serve on the audit committee following our annual meeting.

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our critical accounting policies and estimates; and will annually review the audit committee charter and the committee’s performance. The audit committee operates under a written charter adopted by the board that satisfies the applicable standards of NASDAQ.

Compensation Committee

Our compensation committee is currently comprised of Mr. Bhatia, Ms. Contag, Mr. Hough, Mr. Hudson and Mr. Rominger, each of whom is a non-employee member of our board of directors. Mr. Bhatia is our compensation committee chair. Our board of directors has determined that each of Mr. Bhatia, Ms. Contag, Mr. Hough, Mr. Hudson and Mr. Rominger is independent within the meaning of the applicable SEC rules and the listing standards of NASDAQ. Following our annual meeting to be held on May 29, 2014, Mr. Bhatia, Mr. Hough and Mr. Hudson will no longer be serving on our compensation committee. Our board will consider additional members to serve on the compensation committee following our annual meeting.

Our compensation committee reviews and recommends policies relating to the compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers based on such evaluations. The compensation committee will administer the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members. The compensation committee operates under a written charter adopted by the board that satisfies the applicable standards of NASDAQ.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is currently comprised of Mr. Lyman, Ms. Miller, Mr. Rominger and Mr. Stanley, each of whom is a non-employee member of our board of directors. Ms. Miller is our nominating and corporate governance committee chair. Our board of directors has determined that each of Ms. Miller, Mr. Rominger and Mr. Stanley is independent within the meaning of the applicable SEC rules and the listing standards of NASDAQ. The board determined that Mr. Lyman should serve on the nominating and corporate governance committee for up to two years as permitted under NASDAQ listing standards due to exceptional circumstances.

Our nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and the composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance principles and making recommendations concerning governance matters. The nominating and corporate governance committee operates under a written charter adopted by the board that satisfies the applicable standards of NASDAQ.

Corporate Governance

Corporate Governance Guidelines

Our board has adopted written Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluations and succession planning, and board committees and compensation. The nominating and corporate governance committee assists the board in implementing and adhering to the Corporate Governance Guidelines. Our Corporate Governance Guidelines are available on the investor relations section of our website at investors.marronebio.com under the heading “Corporate Governance.” The corporate governance guidelines are reviewed at least annually by our nominating and corporate governance committee, and changes are recommended to our board of directors with respect to changes as warranted.

Code of Business Conduct and Ethics

We have adopted the Marrone Bio Innovations Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics is available on the investor relations section of our website at investors.marronebio.com under the heading “Corporate Governance.” If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the investor relations section of our website at investors.marronebio.com under the heading “Corporate Governance.”

Corporate Governance Materials

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, charters for each committee of the board and other corporate governance documents, are posted on the investor relations section of our website at investors.marronebio.com under the heading “Corporate Governance.” In addition, stockholders may obtain a print copy of our Corporate Governance Guidelines, Code of Business Conduct and Ethics as well as the charters of our audit committee, compensation committee and nominating and corporate governance committee by writing to our Corporate Secretary at 2121 Second St. Suite A-107, Davis, California 95618.

Director Compensation

Director Compensation for Fiscal Year 2013

Our non-employee directors who served during the fiscal year ended December 31, 2013 received the following compensation for their service on our board of directors.

NAME	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS ($)(1),(2)		TOTAL ($)
Elin Miller	37,188	69,327	(3)	106,515
Ranjeet Bhatia	—	60,757	(4)	60,757
Pamela Contag, Ph.D.	14,500	205,807	(5)	220,307
Timothy Fogarty	—	60,757	(6)	60,757
Lawrence A. Hough	—	69,871	(7)	69,871
Joseph Hudson	—	60,757	(8)	60,757
Les Lyman	14,500	205,807	(9)	220,307
Richard Rominger	18,750	55,657	(10)	74,407
Shaugn Stanley	22,500	61,733	(11)	84,233

(1)	This column reflects the aggregate grant date fair value of option awards granted to our directors estimated pursuant to FASB ASC 718, Compensation—Share based compensation (ASC 718). Valuation assumptions are described under Note 2 of our audited consolidated financial statements.
(2)	The following table sets forth the aggregate number of option awards held by each non-employee director as of December 31, 2013:

NAME	AGGREGATE NUMBER OF OPTION AWARDS
Elin Miller	21,397
Ranjeet Bhatia	7,520
Pamela Contag, Ph.D.	18,480
Timothy Fogarty	7,520
Lawrence A. Hough	8,648
Joseph Hudson	7,520
Les Lyman	18,480
Richard Rominger	23,542
Shaugn Stanley	20,457

(3)	On August 1, 2013, we granted Ms. Miller an option to purchase 3,200 shares of our common stock with a per share exercise price of $12.00. One-quarter of the total shares subject to her option vest one year from her vesting commencement date of August 1, 2013, and 1/48th of the total shares subject to her option vest monthly thereafter for 36 months, such that all of the shares subject to the option will be fully vested upon the fourth anniversary of her vesting commencement date. On August 28, 2013, we granted Ms. Miller an option to purchase 5,452 shares of our common stock with a per share exercise price of $13.01 as she elected to receive 50% of her annual retainer fee in stock options. All of the shares subject to the option will fully vest upon the date of the 2014 annual meeting of the stockholders.
(4)	On August 28, 2013, we granted Mr. Bhatia an option to purchase 7,520 shares of our common stock with a per share exercise price of $13.01 as he received 100% of his annual retainer fee in stock options. All of the shares subject to the option will fully vest upon the date of the 2014 annual meeting of the stockholders.
(5)	On October 16, 2013, we granted Ms. Contag an option to purchase 16,000 shares of our common stock with a per share exercise price of $17.76 upon joining the board. One-third of the total shares subject to her option vest on the date of each of the 2014, 2015 and 2016 annual meetings of the stockholders, such that all of the shares subject to the option will be fully vested upon the date of the 2016 annual meeting of the stockholders. On October 16, 2013, we also granted Ms. Contag an option to purchase 2,480 shares of our common stock with a per share exercise price of $17.76 as she elected to receive 50% of her annual retainer fee in stock options. All of the shares subject to the option will fully vest upon the date of the 2014 annual meeting of the stockholders.
(6)	On August 28, 2013, we granted Mr. Fogarty an option to purchase 7,520 shares of our common stock with a per share exercise price of $13.01 as he received 100% of his annual retainer fee in stock options. All of the shares subject to the option will fully vest upon the date of the 2014 annual meeting of the stockholders.
(7)	On August 28, 2013, we granted Mr. Hough an option to purchase 8,648 shares of our common stock with a per share exercise price of $13.01 as he received 100% of his annual retainer fee in stock options. All of the shares subject to the option will fully vest upon the date of the 2014 annual meeting of the stockholders.
(8)	On August 28, 2013, we granted Mr. Hudson an option to purchase 7,520 shares of our common stock with a per share exercise price of $13.01 as he received 100% of his annual retainer fee in stock options. All of the shares subject to the option will fully vest upon the date of the 2014 annual meeting of the stockholders.
(9)

On October 16, 2013, we granted Mr. Lyman an option to purchase 16,000 shares of our common stock with a per share exercise price of $17.76 upon joining the board. One-third of the total shares subject to his option vest on the date of each of the 2014, 2015 and 2016 annual meetings of the stockholders, such that all of the shares subject to the option will be fully vested upon the date of the 2016 annual meeting of the stockholders. On October 16, 2013, we also granted Mr. Lyman an option to purchase 2,480 shares of our common stock with a per share exercise price of $17.76 as he elected to receive 50% of his annual retainer fee in stock options. All of the shares subject to the option will fully vest upon the date of the 2014 annual meeting of the stockholders.
(10)	On August 1, 2013, we granted Mr. Rominger an option to purchase 3,200 shares of our common stock with a per share exercise price of $12.00. One-quarter of the total shares subject to his option vest one year from his vesting commencement date of August 1, 2013, and 1/48th of the total shares subject to his option vest monthly thereafter for 36 months, such that all of the shares subject to the option will be fully vested upon the fourth anniversary of his vesting commencement date. On August 28, 2013, we granted Mr. Rominger an option to purchase 3,760 shares of our common stock with a per share exercise price of $13.01 as he elected to receive 50% of his annual retainer fee in stock options. All of the shares subject to the option will fully vest upon the date of the 2014 annual meeting of the stockholders.
(11)	On August 1, 2013, we granted Mr. Stanley an option to purchase 3,200 shares of our common stock with a per share exercise price of $12.00. One-quarter of the total shares subject to his option vest one year from his vesting commencement date of August 1, 2013, and 1/48th of the total shares subject to his option vest monthly thereafter for 36 months, such that all of the shares subject to the option will be fully vested upon the fourth anniversary of his vesting commencement date. On August 28, 2013, we granted Mr. Stanley an option to purchase 4,512 shares of our common stock with a per share exercise price of $13.01 as he elected to receive 50% of his annual retainer fee in stock options. All of the shares subject to the option will fully vest upon the date of the 2014 annual meeting of the stockholders.

Discussion of Director Compensation

Directors who are employees of ours do not receive any compensation for their service on our board of directors. Our board of directors has adopted the following compensation policy that is applicable to all of our non-employee directors unless amended or changed by our board of directors following the annual meeting of our stockholders to be held on May 29, 2014:

•	Initial Equity Grants. Each non-employee director who joins the board will receive an option to purchase 16,000 shares of our common stock.

•	Annual Retainers. Each non-employee director will receive an annual retainer for service on the board valued at $50,000, consisting, at each director’s option, of up to $25,000 in cash and the remainder in options, in addition to annual retainers for service as chair of our board of directors, or committees of our board of directors, valued as follows, consisting in each case, at each director’s option, of up to 50% in cash and the remainder in options. Each director who is an affiliate of an investor holding more than 5% of our outstanding shares of common stock will receive the entire value of their eligible retainers in options.

Annual retainer fee for services on the board of directors	$50,000
Additional annual retainer fees for service as chair of:
Board of Directors	$15,000
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$7,500

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers as of April 25, 2014, and their positions, and their respective ages on that date, are:

Name	Age	Position
Pamela G. Marrone, Ph.D.	57	President and Chief Executive Officer
James B. Boyd	61	Vice President and Chief Financial Officer
Hector Absi	45	Chief Operating Officer
Keith Pitts	50	Vice President of Regulatory and Government Affairs
Alison Stewart, Ph.D.	56	Chief Technology Officer and Senior Vice President of Research & Development
Phyllis Himmel, Ph.D.	62	Vice President of Corporate Development
Linda V. Moore	67	Vice President, General Counsel and Chief Compliance Officer

Our executive officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. See “—Employment Agreements.” Biographical information for Ms. Marrone is provided above. See “Information Regarding Our Nominees and Directors.”

James B. Boyd has served as our Vice President and Chief Financial Officer since February 2014 and as our Assistant Secretary since March 2014. Mr. Boyd previously served as Chief Financial Officer of Quantenna Communications from September 2012 through September 2013. From December 2010 to September 2012 he served as Chief Financial Officer for Link-A-Media Devices and from June 2007 to November 2010 he served as Chief Financial Officer and Senior Vice President of Silicon Storage Technology. From July 2000 to June 2007, Mr. Boyd served as Chief Financial Officer and Senior Vice President of ESS Technology. Mr. Boyd earned a M.B.A. in Finance from the University of Wisconsin and a J.D. from Golden Gate University.

Hector Absi has served as our Chief Operating Officer since January 2014. He previously served as our Senior Vice President of Commercial Operations from October 2012 to January 2014. From 2005 to 2012, Mr. Absi served as Vice President of Global Sales and Director of Sales and Marketing for Suterra, a leading provider of environmentally friendly products for agricultural crop protection and commercial pest control, where he was responsible for leading Suterra’s global and U.S. sales organizations. Prior to his position at Suterra, from 1993 to 2005, Mr. Absi served in various sales executive roles at Monsanto. Mr. Absi holds a B.S. in Mechanical Engineering from Valparaiso University and a M.B.A. from Washington University.

Keith Pitts has served as our Vice President of Regulatory and Government Affairs since July 2008. Previously, from January 2001 to June 2007, Mr. Pitts served as Director of Public Policy at the Pew Initiative on Food and Biotechnology, a non-partisan research and policy organization based in Washington, D.C. From 1986 to 2001, Mr. Pitts worked in senior legislative, administrative, regulatory and public policy roles in both the U.S. Department of Agriculture and the House Committee on Agriculture. Mr. Pitts earned a B.A. in Chemistry from the University of North Carolina.

Alison Stewart, Ph.D., and Professor Emeritus of Lincoln University, New Zealand, has served as our Senior Vice President of Research & Development and Chief Technology Officer since January 2014. She previously served as our Chief Science Officer from April 2013 to January 2014. From 2012 to 2013, Dr. Stewart served as a Distinguished Professor of Plant Pathology in the Bio-Protection Research Centre of Lincoln University, New Zealand, where her work concentrated on beneficial strains of Trichoderma that resulted in four commercial products. In addition, for eight years, Dr. Stewart served as the Director of the Centre, assisting scientists in moving technology discovered in New Zealand out into commercial enterprises to enhance New Zealand agriculture and farmers’ livelihoods. Dr. Stewart is an author of approximately 200 peer-reviewed journal publications and a contributor to more than 300 other client reports, conference presentations, industry workshops and other significant research outputs. In addition, Dr. Stewart has served as Deputy Chair of the Board of Plant & Food Research in New Zealand, a board member of the Waite Research Institute in Adelaide, Australia, Vice President of the Australasian Plant Pathology Society and of the New Zealand Plant Protection Society, a senior editor of Australasian Plant Pathology and an editor of Phytopathologia Mediterranea.

Phyllis Himmel, Ph.D. has served as our Vice President of Corporate Development since January 2014. She previously served as our Vice President of Research and Development from May 2012 to December 2013 and as our Vice President of Biological Research from September 2010 to April 2012. From 1991 to 2010, Dr. Himmel served as Director of Research Pathology at Monsanto Vegetable Seeds, ultimately leading a global team of 64 scientists and staff. From 1989 to 1991, Dr. Himmel specialized in disease resistance to soil-borne wheat mosaic virus in soft red winter wheat during a three year U.S. Department of Agriculture post-doctoral study based at the University of Illinois. Dr. Himmel started her agricultural career as a scientist at Asgrow Seed Company (currently Monsanto Vegetable Seeds), developing and running programs to identify viral disease resistance in vegetables. Dr. Himmel earned a B.S. in Biology, a M.S. in Plant Pathology and a Ph.D. in Plant Pathology all from the University of Arizona.

Linda V. Moore has served as our Vice President, General Counsel, Secretary and Chief Compliance Officer since March 2014. Ms. Moore previously served as General Counsel and Chief Compliance Officer for Merix Corp., Phoenix Technologies, and Jabil Circuit, in addition to being co-founder and principal of The Moore Group. Ms. Moore brings extensive experience in the areas of intellectual property, securities regulations and compliance, corporate governance, labor relations, and litigation management. Ms. Moore also has managed international tax, labor, and facilities issues with expatriate and extended assignments in Europe, Asia and Latin America. Ms.  Moore earned her J.D. at Michigan State University School of Law.

Executive Compensation Tables

Summary Compensation Table

The following table presents information regarding compensation earned by or awards to our named executive officers during fiscal years 2013, 2012 and 2011.

NAME	YEAR	SALARY ($)	BONUS ($)		OPTION AWARDS ($)(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)		ALL OTHER COMPENSATION ($)(2)	TOTAL ($)
Pamela G. Marrone, Ph.D	2013	250,000	25,835	(4)	1,014,461	60,023		11,206	1,361,525
	2012	250,000	—		452,144	75,375		11,804	789,323
	2011	220,833	—		66,146	34,642	(3)	10,307	331,928

Donald J. Glidewell	2013	209,583	—		5,032	50,320		8,086	273,021
	2012	175,000	—		335,067	38,763		7,320	556,150
	2011	116,641	—		87,155	14,930		2,856	221,582

Hector Absi	2013	213,542	25,000	(4)	395,739	49,668		29,006	712,955
	2012	52,038	10,000	(5)	323,750	11,527		7,458	404,773

(1)	This column reflects the aggregate grant date fair value of option awards granted to our named executive officers estimated pursuant to FASB ASC 718, Compensation—Share based compensation (ASC 718). Valuation assumptions are described in Note 2 of our audited consolidated financial statements.
(2)	This column includes our 401(k) retirement savings plan matching, payment of life insurance premiums, long-term disability and other insurance-related reimbursements. In addition, Mr. Absi’s other compensation includes the rent for his primary residence paid by the Company.
(3)	Dr. Marrone elected to defer $4,167 of her non-equity incentive plan compensation related to 2011.
(4)	Represents a discretionary bonus.
(5)	Represents a signing bonus.

Non-Equity Incentive Awards

We structure our annual non-equity incentive awards to reward named executive officers for the successful performance of our company as a whole and of each participating named executive officer as an individual. For the 2013 fiscal year, our compensation committee established a bonus plan available to all of our executive officers and other key employees. The bonus plan provides for a target cash award of up to 30% of the named executive officer’s salary, with 75% of the target award based upon the achievement of company-wide goals, and 25% of the target award based upon the achievement of individual goals. The progress of the goals is tracked by the compensation committee on a quarterly basis. Each company-wide goal and individual goal received a weighting, such that a named executive officer would receive a portion of the target non-equity incentive award for each goal achieved. The company-wide goals were based on our forecasts and plans for fiscal year 2013 and took into account factors, including net revenues objectives, based on anticipated timing and volume of new customer activity, and product development events such as completion of development work and EPA submissions for new products, processing international registrations and introduction of products into new markets. Based upon these factors, the compensation committee determined that 73% of the company-wide goals were achieved in 2013. Therefore, the executive officers were entitled to 55% of their target bonuses based on upon the company-wide goals component.

In addition to the company-wide goals, 25% of each named executive officer’s 2013 bonus target was comprised of achievement of individual goals. The 2013 individual goals for each named executive officer were based on the following factors:

Pamela G. Marrone, Ph.D. Dr. Marrone was evaluated on the basis of the overall performance of our company, including the success of the IPO and the extent to which we were successful in achieving net revenues goals, developing strategic collaborations, product development, commercialization targets, geographical expansion, organizational development and growth. The board determined that Dr. Marrone achieved 100% of her individual goals (representing 25% of her aggregate bonus target) for an aggregate non-equity incentive award equal to 80% of her bonus target (with 55% of this award based on the achievement of 73% of the company-wide goals).

Donald J. Glidewell. Under the terms of the transition agreement with Mr. Glidewell, Mr. Glidewell was entitled to receive 100% of his individual goals (representing 25% of his aggregate bonus target) for an aggregate non-equity incentive award equal to 80% of his bonus target (with 55% of this award based on the achievement of 73% of the company-wide goals).

Hector Absi. Mr. Absi was evaluated on the achievement of certain revenues and business development goals. He was determined to have achieved 90% of his individual goals (representing 23% of his aggregate bonus target) for an aggregate non-equity incentive award equal to 78% of his bonus target (with 55% of this award based on the achievement of 73% of the company-wide goals).

The non-equity incentive award can either be paid out or deferred to a future payout time at the discretion of the board of directors. Payments are not guaranteed and are subject to approval by the board of directors. In addition, the determination of goal achievement (full or partial) is made by the compensation committee and approved by the board of directors.

Outstanding Equity Awards at the End of Fiscal Year 2013

The following table provides information regarding unexercised stock options held by each of the named executive officers as of the end of fiscal year 2013.

NAME	GRANT DATE	SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)(1)		SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Pamela G. Marrone, Ph.D.	5/1/2007	53,378	(2)	—	0.47	5/1/2017
	10/22/2008	47,794	(3)	—	1.19	10/22/2018
	1/28/2009	9,559	(4)	—	1.19	1/28/2019
	1/11/2010	4,779	(5)	—	1.19	1/11/2020
	1/24/2011	19,092	(6)	—	1.19	1/24/2021
	1/24/2011	31,863	(7)	—	1.19	1/24/2021
	12/15/2011	13,276	(8)	18,587	1.41	12/15/2021
	2/20/2012	15,390	(9)	—	3.11	2/20/2022
	10/29/2012	18,587	(10)	45,138	12.08	10/29/2022
	8/1/2013	—	(11)	1,911	12.00	8/1/2023
	9/27/2013	—	(12)	84,000	18.01	9/27/2023
	11/6/2013	—	(13)	482	16.77	11/6/2023

Donald J. Glidewell	4/27/2011	95,588	(14)	—	1.19	4/27/2021
	12/15/2011	6,638	(8)	9,293	1.41	12/15/2021
	2/20/2012	10,706	(9)	—	3.11	2/20/2022
	5/11/2012	20,582	(15)	11,281	6.28	5/11/2022
	10/29/2012	9,294	(10)	22,569	12.08	10/18/2022
	8/1/2013	—	(11)	637	12.00	8/1/2023

Hector Absi	9/28/2012	24,894	(16)	54,763	6.28	9/28/2022
	8/1/2013	—	(11)	159	12.00	8/1/2023
	9/27/2013	—	(12)	33,333	18.01	9/27/2023

(1)	Options granted under the Marrone Bio Innovations, Inc. Stock Option Plan, which we refer to as the 2006 Plan, are immediately exercisable in full, regardless of vesting. Any unvested shares issued upon the exercise of these options are subject to a right of repurchase.
(2)	The option vested with respect to one-quarter of the total shares subject to the option on the first anniversary of the vesting commencement date of May 1, 2007, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares were fully vested upon the fourth anniversary of the option’s vesting commencement date.
(3)	The option vested with respect to one-quarter of the total shares subject to the option on the first anniversary of the vesting commencement date of November 1, 2008, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares were fully vested upon the fourth anniversary of the option’s vesting commencement date.
(4)	The option vested with respect to one-quarter of the total shares subject to the option on the first anniversary of the vesting commencement date of January 1, 2009, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares were fully vested upon the fourth anniversary of the option’s vesting commencement date.
(5)	The option vested with respect to 100% of the total shares subject to the option on the vesting commencement date of January 1, 2010.
(6)	The options vested with respect to 100% of the total shares subject to the option on the vesting commencement date of January 1, 2011.
(7)	Includes 8,625 shares underlying exercisable options that are unvested. The options vest with respect to one-quarter of the total shares subject to the option on the first anniversary of the vesting commencement date of January 1, 2011, and with respect to 1/48th of the total shares subject to the options monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the options’ vesting commencement date.

(8)	The options vest with respect to 1/60th of the total shares subject to the options one month after the vesting commencement date of November 1, 2011, and with respect to 1/60th of the total shares subject to the options monthly thereafter for 59 months, such that all the shares will be fully vested upon the fifth anniversary of the options’ vesting commencement date.
(9)	The options vested with respect to 100% of the total shares subject to the options on the vesting commencement date of February 20, 2012.
(10)	The options vest with respect to one-quarter of the total shares subject to the options on October 18, 2013, and with respect to 1/48th of the total shares subject to the options monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the options’ vesting commencement date.
(11)	The options vest with respect to one-quarter of the total shares subject to the options on August 1, 2014, and with respect to 1/48th of the total shares subject to the options monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the options’ vesting commencement date.
(12)	The options vest with respect to one-quarter of the total shares subject to the options on September 27, 2014, and with respect to 1/48th of the total shares subject to the options monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the options’ vesting commencement date.
(13)	The option vests with respect to one-quarter of the total shares subject to the option on October 1, 2014, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the option’s vesting commencement date.
(14)	Includes 33,842 shares underlying exercisable options that are unvested. The option vests with respect to one-quarter of the total shares subject to the option on the first anniversary of the vesting commencement date of May 1, 2011, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the option’s vesting commencement date.
(15)	The option vests with respect to one-quarter of the total shares subject to the option on May 1, 2013, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the option’s vesting commencement date.
(16)	The option vests with respect to one-quarter of the total shares subject to the option on September 28, 2013, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the option’s vesting commencement date.

Option Exercises and Stock Vested

No options were exercised by named executive officers in fiscal year 2013.

Employment Agreements

We have entered into employment offer letters with each of our named executive officers described below, and employee proprietary information and inventions assignment agreements, under which each of our named executive officers has agreed not to disclose our confidential information or induce us to use proprietary information or trade secrets of others at any time.

Pamela G. Marrone, Ph.D.

Effective as of June 29, 2006, we entered into an offer letter with Dr. Pamela G. Marrone, our President and Chief Executive Officer. Under the offer letter, Dr. Marrone is entitled to an annual base salary, which was $250,000, for 2013, and was increased to $300,000 for 2014 in connection with our initial public offering. Dr. Marrone is eligible for our benefit programs on the same terms as our other executives. In addition, in accordance with the terms of the offer letter, our board of directors granted Dr. Marrone a restricted stock award of 97,424 shares, which completely vested on June 29, 2010, and an option to purchase 53,378 shares of our common stock on May 1, 2007, which completely vested on May 1, 2011.

The letter agreement provides that either party may terminate the employment arrangement for any reason or no reason, but four weeks’ notice is requested if the agreement is terminated by Dr. Marrone. In addition, the agreement provides that if we actively or constructively terminate Dr. Marrone’s employment without cause (whether or not in connection with a change of control), Dr. Marrone will be eligible to receive:

•	an amount equal to twelve months of her then-current annual base salary payable in the form of salary continuation; and

•	medical and dental coverage, plus disability and life insurance premiums, for a period of twelve months following her termination.

James B. Boyd

Effective as of February 26, 2014, we entered into an offer letter with James B. Boyd, our successor Vice President and Chief Financial Officer. Under the offer letter, Mr. Boyd is entitled to an annual base salary of $240,000, and is eligible for our benefit programs, vacation benefits, medical benefits and 401(k) plan participation. In addition, in satisfaction of obligations to Mr. Boyd in the offer letter with respect to option awards, our board of directors granted Mr. Boyd an option to purchase 190,000 shares of our common stock on February 13, 2014, which vests, subject to continued employment on each vesting date, with respect to one-quarter of the total shares subject to the option on the first anniversary of the option’s vesting commencement date of February 26, 2014 and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all shares subject to the option will be fully vested on the fourth anniversary of such option’s vesting commencement date.

The offer letter also provided for a $10,000 signing bonus upon Mr. Boyd’s acceptance, relocation expenses of $20,000 and three months temporary housing. If Mr. Boyd fails to complete 12 months of service with us, he has agreed to repay a pro rata portion of his signing bonus and the relocation expenses that we paid on his behalf. The letter agreement provides that either party may terminate the employment arrangement for any reason or no reason, but four weeks’ notice is requested if Mr. Boyd terminates his employment. In addition, the agreement provides that if we actively or constructively terminate Mr. Boyd’s employment without cause (whether or not in connection with a change of control), Mr. Boyd will be eligible to receive:

•	an amount equal to six months of his then-current annual base salary payable in the form of salary continuation; and

•	medical and dental coverage, plus disability and life insurance premiums, for a period of six months following his termination.

Donald J. Glidewell

On November 7, 2013, we announced that Mr. Glidewell had decided to retire from the Company, and we accepted his resignation on March 25, 2014. To facilitate the transition, Mr. Glidewell had agreed to remain as our Chief Financial Officer for up to five months while we searched for a successor Chief Financial Officer, and we entered into a transition agreement with Mr. Glidewell that provided, among other things, for continued vesting of his outstanding equity awards through his retirement date and that upon his separation from the Company, Mr. Glidewell was eligible to receive:

•	an amount equal to six months of his then-current annual base salary payable monthly for a period of six months from his retirement date in the form of salary continuation;

•	medical and dental coverage, plus disability and life insurance premiums, for a period of six months following his retirement; and

•	full acceleration of vesting of his outstanding equity awards that are unvested as of his retirement date.

Hector Absi

Effective as of August 7, 2012, we entered into an offer letter with Hector Absi, our Chief Operating Officer. Under the offer letter, Mr. Absi is entitled to an annual base salary, which was $225,000 for 2013, and was increased to $235,000 for 2014 in connection with Mr. Absi’s promotion to Chief Operating Officer. Mr. Absi is eligible for our benefit programs, including our non-equity incentive program, vacation benefits, medical benefits and 401(k) plan participation, and was granted an option for the right to purchase 79,657 shares of our common stock on September 28, 2012, each of which vests, subject to continued employment on each vesting date, with respect to one-quarter of the total shares subject to the option on the first anniversary of the option’s vesting commencement date of September 28, 2012 and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all shares subject to the option will be fully vested on the fourth anniversary of such option’s vesting commencement date.

The letter agreement provides that either party may terminate the employment arrangement for any reason or no reason, but four weeks’ notice is requested if Mr. Absi terminates his employment. The offer letter also provided for a $10,000 signing bonus upon Mr. Absi’s acceptance and relocation expenses of $2,000 per month for a period of 24 months starting in September 2012. Both the signing bonus and the relocation expenses are recoupable in part if Mr. Absi terminates his employment prior to the second anniversary of his commencement of employment with us.

Compensation Risk Management

We have considered the risk associated with our compensation policies and practices for all employees, and we believe we have designed our compensation policies and practices in a manner that does not create incentives that could lead to excessive risk taking that would have a material adverse effect on our Company.

Employee Benefit and Equity Plans

Marrone Bio Innovations, Inc. Stock Option Plan

We established the Marrone Bio Innovations, Inc. Stock Option Plan, which we refer to as the 2006 Plan, effective as of July 26, 2006. We ceased granting options under our 2006 Plan after, and the 2006 Plan terminated upon, the adoption of our 2011 Plan on July 19, 2011. Our 2006 Plan provided for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any parent and subsidiary corporations’ employees, and for the grant of non-qualified stock options to our employees, outside directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Administration. Our board of directors administered our 2006 Plan. The administrator’s powers include the power to: determine the fair market value of our common stock; select the individuals to whom options may be granted; determine the number of shares of stock covered by each option; approve forms of award agreement; determine the terms and conditions of options granted to employees and consultants (e.g., the exercise price, the times when options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any option or the underlying shares of stock); reduce the exercise price of any option granted to employees and consultants to the then current fair market value of our common stock if such fair market value has declined since the date of grant; prescribe, amend and rescind rules and regulations relating to our 2006 Plan; modify or amend each option; institute an option exchange program; and make all other determinations deemed necessary or advisable for administering our 2006 Plan.

Transferability of Options. Our 2006 Plan allows for the transfer of options only (i) by will; and (ii) by the laws of descent and distribution. Only the recipient of an option may exercise such option during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization our board of directors will make adjustments to one or more of (i) the number of shares that are covered by outstanding options; (ii) the exercise price of outstanding options, and (iii) the numerical share limits contained in our 2006 Plan. In the event of our complete liquidation or dissolution, recipients must be notified at least ten (10) days prior to the proposed transaction and may exercise all vested and unvested options until ten (10) days prior to such transaction; all outstanding options will terminate immediately prior to the consummation of such transaction.

Corporate Transactions. Our 2006 Plan provides that in the event of a corporate transaction, as defined in our 2006 Plan, each outstanding option will become immediately vested. In the event of a corporate transaction involving a merger or sale of assets, options will be exercisable for a period of fifteen (15) days from the date that notice of the transaction is provided; the option will then terminate upon the expiration of that period.

2011 Stock Plan

We established our 2011 Stock Plan, which we refer to as the 2011 Plan, effective as of July 19, 2011. Our 2011 Plan provided for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of non-qualified stock options and stock purchase rights to our employees, directors and consultants and any parent and subsidiary corporations’ employees, directors and consultants. We ceased granting options under our 2011 Plan after, and the 2011 Plan terminated upon, the adoption of our 2013 Plan on August 1, 2013.

Administration. Our board of directors administered our 2011 Plan. The administrator’s powers include the power to: determine the persons to whom, and the times at which, awards shall be granted and the number of shares of our common stock subject to each award; determine the fair market value of our common stock; determine the terms, conditions and restrictions applicable to each award (e.g. the exercise price, the method of payment, the method for satisfaction of any tax withholding obligation, the timing, terms and conditions of the exercisability and vesting of the award, the time of the expiration of the award, and the effect of the recipient’s termination of service); approve forms of award agreement; amend, modify, extend, cancel or renew any award or waive any restrictions or conditions applicable to any award; accelerate, continue, extend or defer the exercisability of any award; prescribe, amend or rescind rules guidelines and policies relating to the 2011 Plan; and make all other determinations and take such other actions with respect to the 2011 Plan or any award as it deems advisable and that is consistent with applicable law, regulations and rules.

Stock Options. Our 2011 Plan allowed for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options could be granted to our employees, directors, and consultants and those of any parent or subsidiary of ours. The exercise price of all options granted under our 2011 Plan was required to be at least equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed ten (10) years, except that with respect to any employee who owns more than ten percent (10%) of the voting power of all classes of our outstanding stock or the outstanding stock of any parent or subsidiary corporation as of the grant date (i) the term of an incentive stock option must not exceed five (5) years; and (ii) the exercise price of an incentive stock option must equal at least one hundred ten percent (110%) of the fair market value of our common stock on the grant date.

After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the award agreement. If his or her continuous service terminates for cause, however, the option shall immediately terminate. An option may not be exercised later than the expiration of its term.

Stock Purchase Rights. Our 2011 Plan allowed for the grant of stock purchase rights. Stock purchase rights are rights to purchase our common stock for at least one hundred percent (100%) of the fair market value of our common stock and which are exercisable for thirty (30) days from the date of grant. The purchase price of a stock purchase right may be paid in cash or in the form of services rendered. The board of directors may subject a stock purchase right to vesting conditions.

Transferability of Awards. Our 2011 Plan allowed for the transfer of awards only (i) by will; (ii) by the laws of descent and distribution and (iii) for non-qualified stock options, to the extent authorized by the board of directors. Only the recipient of an award may exercise such award during his or her lifetime except that non-qualified stock options may be transferred to certain trusts and certain family members.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2011 Plan, the board of directors will make adjustments to one or more of (i) the number and class of shares subject to the 2011 Plan and that are covered by outstanding awards; (ii) the exercise price of outstanding awards and (iii) the incentive stock option share limit contained in the 2011 Plan.

Changes in Control. Our 2011 Plan provides that in the event of a change in control, as defined in the 2011 Plan, the board of directors, in its discretion may provide that (i) the vesting and exercisability of any outstanding awards shall accelerate; or (ii) that each outstanding award (including, at the board of directors’ discretion, unvested awards) shall be cashed out; payment due with respect to unvested awards would then be payable in accordance with the existing vesting schedule. Further, the successor corporation may assume or substitute an equivalent award for each outstanding award; if the successor corporation does not do so, awards held by recipients who have not terminated employment with us will vest in full as of the change in control.

2013 Stock Incentive Plan

In August 2013, our board of directors adopted the 2013 Stock Incentive Plan (the “2013 Plan”). The 2013 Plan serves as the successor to our 2011 Plan. Our 2013 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalent rights to our employees, directors and consultants and our parent and subsidiary corporations’ employees, directors and consultants.

Shares. We initially authorized a total of 1,600,000 shares of our common stock for issuance pursuant to the 2013 Plan, plus the number of shares of common stock reserved for issuance pursuant to future grants under the 2011 Plan upon the adoption of the 2013 Plan. In addition, the number of shares authorized for issuance pursuant to the 2013 Plan will be increased by any additional shares that would otherwise return to the 2011 Plan after the date of adoption of the 2013 Plan as a result of the forfeiture, termination or expiration of awards previously granted under the 2011 Plan. Further, our 2013 Plan provides for annual increases in the number of shares available for issuance thereunder equal to the least of (i) 3.5% of the number of shares of the Company’s common stock outstanding on the last day of the immediately preceding fiscal year or (ii) a lesser number of shares determined by the administrator. Based on and subject to the foregoing, as of January 1, 2014, including such annual increase, 2,685,817 shares of our common stock, plus any additional shares which are subject to options granted under our 2006 Plan or 2011 Plan but are forfeited or otherwise terminate or expire subsequent to January 1, 2014, were authorized for issuance pursuant to the 2013 Plan. In addition, as of January 1, 2014, under the 2013 Plan, 814,175 shares of common stock were issuable upon the exercise of outstanding options granted and 1,871,642 additional shares of common stock were reserved for issuance pursuant to future grants.

Administration. Our board of directors or a committee of our board of directors administers our 2013 Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, the committee consists of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine and interpret the terms and conditions of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered or cancelled in exchange for other awards of the same type (which may have higher or lower exercise prices) or awards of a different type.

Stock Options. Our 2013 Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options may be granted to our employees, directors and consultants and those of any parent or subsidiary of ours. The exercise price of all options granted under our 2013 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten (10) years, except that with respect to any employee who owns more than ten percent (10%) of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five (5) years and the exercise price must equal at least one hundred ten percent (110%) of the fair market value on the grant date.

After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights. Our 2013 Plan allows for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the base appreciation amount for the cash or shares to be issued pursuant to the exercise of a stock appreciation right will be no less than one hundred percent (100%) of the fair market value per share on the date of grant. After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her stock appreciation right, to the extent vested, only to the extent provided in the stock appreciation right agreement.

Restricted Stock Awards. Our 2013 Plan allows for the grant of restricted stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Our 2013 Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with shares of our common stock or other securities, or a combination thereof.

Dividend Equivalent Rights. Our 2013 Plan allows for the grant of dividend equivalent rights. Dividend equivalent rights are awards that entitle the recipients to compensation measured by the dividends we pay with respect to our common stock.

Transferability of Awards. Our 2013 Plan allows for the transfer of awards under the 2013 Plan only (i) by will; (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2013 Plan, the administrator will make adjustments to one or more of the number or class of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the 2013 Plan and any other terms that the administrator determines require adjustment. In the event of our complete liquidation or dissolution, all outstanding awards will terminate immediately upon the consummation of such transaction.

Corporate Transactions and Changes in Control. Our 2013 Plan provides that in the event of a corporate transaction, as defined in the 2013 Plan, each outstanding award will terminate upon the consummation of the corporate transaction to the extent that such awards are not assumed by the acquiring or succeeding corporation. Prior to or upon the consummation of a corporate transaction or a change in control, as defined in the 2013 Plan, an outstanding award may vest, in whole or in part, to the extent provided in the award agreement or as determined by the administrator in its discretion. The administrator may condition the vesting of an award upon the subsequent termination of the recipient’s service or employment within a specified period of time following the consummation of a corporate transaction or change in control. The administrator will not be required to treat all awards similarly in the event of a corporate transaction or change in control.

Plan Amendments and Termination. Our 2013 Plan will automatically terminate ten (10) years following the date it becomes effective, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2013 Plan provided such action does not impair the rights under any outstanding award unless mutually agreed to in writing by the recipient and us.

Equity Compensation Plan Information

Information, as of December 31, 2013, regarding equity compensation plans approved and not approved by stockholders is summarized in the following table (in thousands, except exercise price data):

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (a)	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))(1)
Equity compensation plans approved by security holders	2,608	$8.56	1,194
Equity compensation plans not approved by security holders	—	—	—

Total	2,608	$8.56	1,194

(1)	Consists of shares available for issuance under our 2013 Stock Incentive Plan.

401(k) Plan

We maintain a 401(k) retirement savings plan. Each participant who is a U.S. employee may contribute to the 401(k) plan, through payroll deductions, up to a statutorily prescribed annual limit imposed by the Internal Revenue Service (which limit was $17,500 in 2013). All amounts contributed by employee participants and earnings on these contributions are fully vested at all times and are not taxable to participants until withdrawn. Employee participants may elect to invest their contributions in various established funds. We may make contributions to the accounts of plan participants.

Limitations of Liability and Indemnification Matters

We have adopted provisions in our current certificate of incorporation that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of director liability, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

Our certificate of incorporation and our bylaws also provide that we shall indemnify our directors and executive officers and shall indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification.

We have entered and intend to continue to enter into separate indemnification agreements with certain of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions provided by Delaware law and our charter documents, and may provide additional procedural protection. These agreements will require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers and directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding subject to limited exceptions; and

•	cover officers and directors under any general or directors’ and officers’ liability insurance policy maintained by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. We also make available standard life insurance and accidental death and disability insurance policies to our employees.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young has been our independent registered public accounting firm beginning with the audit of our 2006 fiscal year financial statements. Representatives of Ernst & Young are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of our 2014 financial statements, we expect to enter into an engagement agreement with Ernst & Young that will set forth the terms by which Ernst & Young would perform audit services for us, including responsibilities of Ernst & Young and management in the conduct of the audit and estimated fees. Our engagement agreements with Ernst & Young are typically subject to alternative dispute resolution procedures.

The following table summarizes the fees of Ernst & Young for each of the last two fiscal years.

FEE CATEGORY	FISCAL 2013	FISCAL 2012
Audit fees(1)	$1,133,000	$885,000
Audit-related fees(2)	50,000	20,000
Tax fees(3)	32,000	83,000

Total fees	$1,215,000	$988,000

(1)	Audit fees consist of professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements. Audit fees for fiscal 2013 and 2012 also include fees associated with our initial public offering of common stock completed in August 2013, which included a review of our quarterly consolidated financial statements included in our registration statement on Form S-1 filed with the SEC, as well as the delivery of comfort letters, consents and reviews of documents filed with the SEC.
(2)	Audit-related fees consist of professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Tax fees consist of fees for professional services rendered for tax compliance, tax planning and tax advice.

The Audit Committee pre-approves all audit and non-audit services to be, and has approved all of the foregoing audit and non-audit services, performed by the independent registered public accounting firm in accordance with the Audit Committee Charter.

Pre-Approval Procedures of Audit and Non-Audit Services by the Independent Registered Public Accounting Firm

The audit committee’s charter requires it to pre-approve all audit and non-audit services performed by the independent registered public accounting firm. In determining whether to approve audit and non-audit services to be performed by Ernst & Young, the audit committee takes into consideration the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Ernst & Young, the audit committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and confirms that the non-audit services will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The audit committee has determined that the rendering of the services other than audit services by Ernst & Young in fiscal year 2013 was compatible with maintaining the registered public accounting firm’s independence.

Required Vote

Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2014 requires a “FOR” vote from a majority of the voting power present and entitled to vote either in person or by proxy on the proposal in order to pass. If you “Abstain” from voting, your vote will not be counted as a vote cast. If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted “FOR” ratification of the appointment of Ernst & Young.

Recommendation

The board of directors recommends a vote FOR Proposal Two.

REPORT OF THE AUDIT COMMITTEE

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Marrone Bio Innovations, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2013 and discussed these financial statements with our management and with Ernst & Young, our independent registered public accounting firm.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual financial statements in accordance with generally accepted accounting principles and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

By the Audit Committee

Shaugn Stanley (Chair)

Timothy Fogarty

Ranjeet Bhatia

Lawrence Hough

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

Beneficial Ownership of Our Common Stock

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2013, for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all current executive officers and directors as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after December 31, 2013. For purposes of calculating each person’s or group’s percentage ownership, stock options and warrants exercisable within 60 days after December 31, 2013 are included for that person or group but not the stock options of any other person or group.

Applicable percentage ownership is based on 19,322,607 shares of common stock outstanding at December 31, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and warrants exercisable within 60 days of December 31, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed in the table is c/o Marrone Bio Innovations, Inc., 2121 Second St. Suite A-107, Davis, CA 95618.

	SHARES BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES (#)	SHARES (%)
5% Stockholders:
Syngenta Ventures Pte. LTD.(1)	2,221,904	11.5
1, Harbourfront Avenue
098632 Singapore
One Earth Capital, LLC(2)	1,429,189	7.4
201 Entrada Drive
Santa Monica, CA 90402
Stuart Mill Venture Partners, L.P.(3)	1,347,317	7.0
252 North Washington Street
Falls Church, VA 22046
Entities affiliated with Saffron Hill Ventures(4)	1,287,983	6.7
130 Wood Street
London EC2V 6DL
United Kingdom
CGI Opportunity Fund II, L.P.(5)	1,272,466	6.6
5 San Joaquin Plaza, Suite 330
Newport Beach, CA 92660
Gilder, Gagnon, Howe & Co. LLC(6)	1,059,408	5.5
3 Columbus Circle, 26th Floor
New York, NY 10019
Entities affiliated with Waddell & Reed Financial, Inc.(7)	1,029,000	5.3
6300 Lamar Avenue
Overland Park, KS 66202
Entities affiliated with CPV Partners GP, LLC(8)	966,346	5.0
Two Transamerica Center
505 Sansome, Suite 1200
San Francisco, CA 94111
Directors and Executive Officers:
Pamela G. Marrone, Ph.D.(9)	988,418	5.1
Elin Miller(10)	8,497	*
Ranjeet Bhatia(11)	20,502	*
Pamela Contag, Ph.D.(12)	—	—
Timothy Fogarty(13)	1,190	*
Lawrence A. Hough(14)	1,905	*
Joseph Hudson(15)	—	—
Les Lyman(16)	1,000	*
Richard Rominger(17)	112,705	*
Shaugn Stanley(18)	5,842	*
James B. Boyd(19)	—	—
Donald J. Glidewell(20)	146,924	*
Hector Absi(21)	28,215	*
All current directors and executive officers as a group (12 persons)(22)	1,168,274	6.0

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Syngenta AG, the ultimate parent of Syngenta Ventures Pte. LTD., is a public company traded on both the SIX Swiss Exchange and the NYSE.
(2)	Includes warrants to purchase 8,929 shares of common stock held by One Earth Capital, LLC. David H. Jacobs, Jr., the sole member and the sole manager of Henry Street LLC, the sole managing member of One Earth Capital, LLC, and therefore may be deemed to have sole voting control and investment power over the securities held by of One Earth Capital, LLC. See also Note 15 to this section.

(3)	Includes warrants to purchase 8,929 shares of common stock held by Stuart Mill Venture Partners, L.P. Walter Lubsen Jr., Jeffrey Salinger and Jana Hernandes are the Managing Partners and Lawrence Hough is the Managing Director of Stuart Mill Partners, LLC, the general partner of Stuart Mill Venture Partners, L.P., and therefore may be deemed to share voting control and investment power over the securities held by Stuart Mill Venture Partners, L.P. See also Note 14 to this section.
(4)	Includes 191,782 shares of common stock held by Saffron Hill Ventures L.P., 1,096,201 shares of common stock held by Saffron Hill Ventures 2, L.P. Shawn Luetchens and Ranjeet Bhatia are Directors of Saffron Hill MGP Ltd and Saffron Hill MGP2 Ltd, the General Partners of Saffron Hill Ventures L.P. and Saffron Hill Ventures 2, L.P., respectively, and therefore may be deemed to share voting control and investment power over the securities held by Saffron Hill Ventures L.P. and Saffron Hill Ventures 2, L.P. See also Note 11 to this section.
(5)	Includes warrants to purchase 2,381 shares of common stock held by Peter V. Ueberroth and Virginia M. Ueberroth, Trustees of Ueberroth Family Trust. Peter V. Ueberroth and Joseph Ueberroth are Partners of CGI Opportunity Gen Par II, LLC, the sole General Partner of CGI Opportunity Fund II, L.P. and therefore may be deemed to share voting control and investment power over the securities held by CGI Opportunity Fund II, L.P. See also Note 13 to this section.
(6)	As reported in the Schedule 13G filed February 12, 2014, the securities reported on herein include 908,924 shares held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Co. LLC (“Gilder”) have discretionary authority to dispose of or direct the disposition of the shares, 39,725 shares held in the account of the profit sharing plan of Gilder, and 110,759 shares held in accounts owned by the partners of Gilder and their families.
(7)	As reported in the Schedule 13G filed February 7, 2014, the securities reported on herein are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company (“IICO”), the direct holder of 475,300 shares and an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”) or Waddell & Reed Investment Management Company (“WRIMCO”), the direct holder of 553,700 shares and an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of the securities covered by this statement under Rule 13d-3 of the Securities Exchange Act of 1934.
(8)	Includes 191,782 shares of common stock held by CPV Partners Pledge Fund, L.P. Series (A-2), 185,623 shares of common stock held by CPV Partners Pledge Fund, L.P. Series (A-5), 169,280 shares of common stock held by CPV Partners Pledge Fund, L.P. Series (A-8), 311,831 shares of common stock held by CPV Partners Pledge Fund, LP Series (A-15) and 107,830 shares held by CPV Partners Pledge Fund, L.P. (A-21) (such stockholders together, the “CVP Affiliates”). Jeff Barnes, Dave Herron and Sean Schickedanz are managing members of CPV Partners GP, LLC, the sole General Partner of each of the CVP Affiliates, and therefore may be deemed to share voting control and investment power over the securities held by the CVP Affiliates.
(9)	Includes 710,875 shares of common stock held by Dr. Marrone, 217,967 shares of common stock issuable to Dr. Marrone upon the exercise of outstanding options exercisable within 60 days, 6,442 shares of common stock held by Florence H. Marrone TOD Pamela G. Marrone and 53,134 shares of common stock held by Dr. Marrone and Michael Rogers. Does not include 145,869 shares of common stock issuable to Dr. Marrone upon the exercise of outstanding options not exercisable within 60 days.
(10)	Includes 8,947 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. Does not include 12,900 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days.

(11)	Ranjeet Bhatia is a Director of Saffron Hill MGP Ltd and Saffron Hill MGP2 Ltd, the General Partners of Saffron Hill Ventures L.P. and Saffron Hill Ventures 2, L.P., respectively, and therefore may be deemed to share voting control and investment power over the securities held by Saffron Hill Ventures L.P. and Saffron Hill Ventures 2, L.P. Does not include 7,520 shares of common stock issuable to Mr. Bhatia upon the exercise of outstanding options not exercisable within 60 days. See also Note 4 to this section.
(12)	Does not include 18,480 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days.
(13)	Includes warrants to purchase 1,190 shares of common stock held by Timothy and Patricia Fogarty 2011 Trust, Dated August 1, 2011. Timothy Fogarty is a Partner of the Contrarian Group, an affiliate of CGI Opportunity Fund II, L.P. but does not hold voting control or investment power over the securities held by CGI Opportunity Fund II, L.P. Does not include 7,520 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days. See also Note 5 to this section.
(14)	Includes warrants to purchase 1,905 shares of common stock held by Lawrence Hough. Lawrence Hough is the Managing Director of Stuart Mill Partners, LLC, the general partner of Stuart Mill Venture Partners, L.P., but does not hold voting control or investment power over the securities held by Stuart Mill Venture Partners, L.P. Does not include 8,648 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days. See also Note 3 to this section.
(15)	Joseph Hudson is a member of One Earth Capital, LLC, but does not hold voting control or investment power over the securities held by One Earth Capital, LLC. Does not include 7,520 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days. See also Note 2 to this section.
(16)	Includes 1,000 shares of common stock held by Leslie F. Lyman as custodian for Jackson WH Lyman UCAUTMA. Does not include 18,480 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days.
(17)	Includes 99,522 shares of common stock held by The Richard and Mary Rominger Community Trust and 13,183 shares of common stock usable to Mr. Rominger upon the exercise of outstanding options exercisable within 60 days. Does not include 10,359 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days.
(18)	Includes 5,842 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. Does not include 14,615 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days.
(19)	Mr. Boyd joined us on February 13, 2014. Does not include 190,000 shares of common stock issuable upon the exercise of outstanding options granted after December 31, 2013 and not exercisable within 60 days.
(20)	Mr. Glidewell retired effective March 25, 2014. Includes 146,924 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. Does not include 39,664 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days.
(21)	Includes 28,215 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. Does not include 84,934 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days.
(22)	Includes 891,475 shares of common stock, 273,704 shares of common stock issuable upon the exercise of outstanding options held by current directors and executive officers exercisable within 60 days and warrants to purchase 3,095 shares of common stock. Does not include 556,509 shares of common stock issuable upon the exercise of outstanding options held by current directors and executive officers not exercisable within 60 days, including shares subject to options granted to Mr. Boyd after December 31, 2013. Does not include shares or options held by Mr. Glidewell, who retired on March 25, 2014. See also Notes 2, 3, 4, 5, 19 and 20 to this section.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of MBI. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were filed in a timely manner.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Our board of directors reviews related party transactions for potential conflict of interest issues. Our board of directors has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us or a related person.

Certain Related-Person Transactions

We describe below the transactions and series of similar transactions, since December 31, 2012, to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our capital stock (which we refer to as 5% stockholders) or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers.

June 2013 Credit Facility

In June 2013, we entered into a credit facility agreement with a group of lenders under which such lenders have committed to permit us to draw, in exchange for promissory notes that accrue interest at a rate of 10% per annum, an aggregate of up to $5,000,000. In addition, in connection with our entry into the credit facility agreement, we have agreed to pay each lender a fee of 2% of such lender’s commitment amount, and we issued warrants to purchase a variable number of shares of common stock to the lenders, which represent the right to purchase an aggregate of up to 59,521 shares of common stock with an exercise price of $8.40 per share, 70% of the initial public offering price of $12.00 per share.

The table below sets forth, for each lender under the credit facility agreement that is a director, executive officer or 5% stockholder, and their respective affiliates, the aggregate principal amount committed under the credit facility agreement, the fee paid to such lender in respect of such commitment, and the number of shares of common stock into which the warrants issuable to such lender are convertible.

NAME	AGGREGATE COMMITMENT AMOUNT ($)	CREDIT FEE ($)	WARRANT SHARES ISSUABLE
One Earth Capital, LLC(1)	750,000	15,000	8,929
Saffron Hill Ventures 2, L.P.(2)	2,000,000	40,000	23,809
Stuart Mill Venture Partners, L.P.(3)	750,000	15,000	8,929
Timothy and Patricia Fogarty 2011 Trust, Dated August 1, 2011(4)	100,000	2,000	1,190
Lawrence Hough(5)	160,000	3,200	1,905

(1)	One Earth Capital, LLC is a 5% stockholder whose representative, Joseph Hudson, is a member of our board of directors.
(2)	Saffron Hill Ventures 2, L.P., is a 5% stockholder whose representative, Ranjeet Bhatia, is a member of our board of directors.
(3)	Stuart Mill Venture Partners, L.P., is a 5% stockholder whose representative, Lawrence Hough, is a member of our board of directors. See also Note 5 to this section.

(4)	Timothy Fogarty was elected to our board of directors as a representative of CGI Opportunity Fund II, L.P., and its related affiliates.
(5)	Lawrence Hough was elected to our board of directors as a representative of Stuart Mill Venture Partners, L.P. See also Note 3 to this section.

Executive Compensation and Employment Arrangements

Please see “Executive Compensation” for information on compensation arrangements with our executive officers and agreements with, and offer letters to, our executive officers containing compensation and termination provisions, among others.

Syngenta Commercial Agreement

In February 2011, we entered into an agreement with Syngenta Crop Protection AG, an affiliate of a 5% stockholder, whereby we have designated Syngenta as our exclusive distributor for Regalia in specialty crop markets in Europe, Africa and the Middle East. During the year ended December 31, 2013, we recorded revenue of $116,000 relating to sales of product to Syngenta and $131,000 relating to license revenue recognized based on the terms of our commercial agreement with Syngenta. As of December 31, 2013, we had no outstanding accounts receivable due from Syngenta.

The Lyman/Tremont Groups

Les Lyman, a member of our board of directors, is the chairman and significant indirect shareholder of The Tremont Group, Inc. During the year ended December 31, 2013, The Tremont Group, Inc. purchased $1,446,000 of our products for further distribution and resale. As of December 31, 2013, we had outstanding accounts receivable due from The Tremont Group, Inc. of $903,000, all of which are due in April 2014. Although we anticipate sales of our products to The Tremont Group, Inc. to continue through 2014, we cannot estimate the amount of those sales.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with certain of our directors and executive officers, and we have purchased directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and bylaws will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Executive Compensation—Limitation of Liability and Indemnification Matters.”

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission adopted rules that permit us to send a single set of annual reports and proxy statements to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card. Upon written request to our Corporate Secretary, Linda Moore, at 2121 Second St. Suite A-107, Davis, California 95618 or by phone at (530) 750-2800, you may revoke your decision to household, and we will deliver a separate copy of the annual report or proxy statement, as applicable, to you at the shared address within 30 days of your request.

A number of brokerage firms have already instituted householding. If your family has multiple accounts of our stock, you may have received householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports.

AVAILABLE INFORMATION

Form 10-K

Our annual report on Form 10-K for the fiscal year ended December 31, 2013 is being mailed concurrently with the mailing of these proxy materials. Upon written request to our Corporate Secretary, Linda Moore, at the address of our principal executive offices, the exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

Internet Availability of Proxy Materials

In addition to the mailing, the notice of the annual meeting, this proxy statement and the proxy card are available for your review, print and download on our website at investors.marronebio.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Pamela G. Marrone

President and Chief Executive Officer

April 25, 2014

MARRONE BIO INNOVATIONS, INC.

2121 SECOND STREET., SUITE A-107B

DAVIS, CA 95618

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M75038-P53018                KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARRONE BIO INNOVATIONS, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	All	All	Except
1. Election of Class I Directors	☐	☐	☐
Nominees
01) Pamela G. Marrone, Ph.D. 02) Les Lyman
The Board of Directors recommends you vote FOR proposal 2:					For	Against	Abstain

2.     Proposal to ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement & Annual Report are available at www.proxyvote.com.

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M75039-P53018

MARRONE BIO INNOVATIONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 29, 2014

The stockholder(s) hereby appoint(s) Pamela G. Marrone, Ph.D. and James Boyd, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Marrone Bio Innovations, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on May, 29, 2014, at the Hyatt Place UC Davis located at 173 Old Davis Road Extension, Davis, CA 95616, and any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side